Exhibit 16.1

June 3, 2004

Securities and Exchange Commission
450 5th Street
Washington, DC 20549

We have read and agree with the comments regarding Cacciamatta Accountancy Corporation made in Item 4 of Form 8-K of Secured Diversified Investment, Ltd. dated June 2, 2004, which we understand will be filed with the Commission.


/s/ Cacciamatta Accountancy Corporation
Irvine, California